Exhibit 99.1

Brand Energy & Infrastructure Services, Inc. Commences Tender Offer and Consent Solicitation With Respect to Outstanding 13% Senior Subordinated Pay-In-Kind Notes due 2013

KENNESAW, Georgia (January 3, 2007) --- Brand Energy & Infrastructure Services, Inc. (the “Company”) announced today that it commenced a cash tender offer to purchase any and all of its outstanding 13% Senior Subordinated Pay-In-Kind Notes due 2013.  In connection with the tender offer, the Company is soliciting consents to, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the notes. The tender offer and the consent solicitation are being made upon the terms and subject to the conditions set forth in the offer to purchase and consent solicitation statement and the related letter of transmittal, each dated January 3, 2007.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on February 1, 2007, unless extended. The total consideration for each $1,000 aggregate principal amount of notes accepted for payment, and for the related consents, will be the present value on the applicable payment date of future cash flows up to and including October 15, 2007, based on the assumption that the notes will be redeemed at a price of $1,065 per $1,000 principal amount on such date, discounted at a rate equal to 50 basis points over the yield to maturity on the 4.0% U.S. Treasury Note due September 30, 2007.  The total consideration for notes tendered, and for the related consents, if such notes are tendered on or prior to the consent date of 5:00 p.m., New York City time, on January 17, 2007, unless such date is extended, and such notes are accepted for payment by the Company, includes a consent payment of $30.00 per $1,000 aggregate principal amount of notes. Holders who tender notes after the consent date will not receive the consent payment.  Holders who tender notes that are accepted for payment and purchased by the Company also will be paid accrued and unpaid interest up to, but not including, the applicable payment date. Tendered notes may not be withdrawn and consents may not be revoked after the consent date.

The dealer manager and solicitation agent will determine the actual pricing, based on the foregoing, on January 18, 2007, although this price determination date may be extended by the Company. The Company will publicly announce the pricing information by issuing a press release prior to 9:00 a.m., New York City time, on the day following the price determination date.

The Company expects to pay for any notes purchased pursuant to the tender offer and consent solicitation on a date promptly following the expiration of the tender offer.  The Company may accept and pay for any notes at any time after the consent date, in its sole discretion.

Holders may not tender notes without delivering consents and may not deliver consents without tendering notes. The obligation of the Company to accept for payment and purchase the notes in the tender offer, and pay for the related consents, is conditioned on, among other things, the consummation of the Company’s sale of its common stock to FR Brand Acquisition Corp., an entity majority-owned by funds sponsored by First Reserve Corporation, and the receipt of consents to the proposed amendments from the holders of at least a majority of the aggregate principal amount of outstanding notes, each as described in more detail in the offer to purchase and consent solicitation statement.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any notes. The tender offer and the consent solicitation are being made solely pursuant to the offer to purchase and consent solicitation statement and the related letter of transmittal.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Requests for documents in connection with the tender offer and the consent solicitation may be directed to D.F. King & Co., Inc., the information agent for the tender offer and the consent solicitation, at (800) 949-2583.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that are subject to risks and uncertainties.  Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements may include words such as “anticipate,” “believe,” “estimate,” “could,” “expect,” “future,” “intend,” “plan,” “predict,” “project,” “will” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Our future results could differ materially from those expected or anticipated in the forward-looking statements.